News Release
Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT: Keith Price

330-796-1863

ANALYST CONTACT: Pat Stobb

330-796-6704

FOR IMMEDIATE RELEASE

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Goodyear Announces Growth Strategies, Investment Plans

•	New Business Model Key to Unlocking Market Opportunities

•	High-Value-Added Segments, Emerging Markets Offer Profitable Growth

•	Relocating and Expanding Chinese Plant, Closing Australian Plant

•	Multi-Year Investments to Modernize Facilities, Expand Emerging Market Production

•	Cost Savings Ahead of Plan, Target Increased

NEW YORK, June 26, 2008 – The Goodyear Tire & Rubber Company at an investor conference here today will discuss its strategy to capitalize on worldwide growth in demand for its innovative high-value-added tires, further develop its strong emerging market businesses, enhance its global supply chain and increase its cost reduction efforts.

“Given the challenges that the macro-environment is presenting, particularly in North America, we are performing well in a difficult environment. We respect the magnitude of the market challenges we face,” said Chairman and Chief Executive Officer Robert J. Keegan. “Our business model changes over the past five years have positioned us to manage through the current environment while continuing to drive our long-term strategies.”

The company’s strategy to drive profitable growth includes significant plans to capitalize on worldwide increases in demand for its innovative, high-value-added tires. Goodyear will leverage its innovation capabilities to differentiate its products in the marketplace, Keegan said.

The company also plans to build on strength in its profitable businesses in the emerging markets of Latin America, Eastern Europe and Asia.

“Growth in markets such as China, Russia and Brazil and a transition to increasingly high-value-added tires in these markets represent significant opportunities,” Keegan said. “Our leadership teams in these markets have proven capability to develop markets, build strong distribution networks, leverage our brands and deliver high returns. We see many opportunities for our businesses in emerging markets to continue to be a major growth engine for Goodyear.”

Goodyear leaders will also discuss the impact of higher fuel prices, changing driving habits and a shift in vehicle preferences in the U.S.

Structural cost topics to be discussed in the meeting include:

•	Goodyear’s decision to increase its cost savings target to more than $2 billion by 2009 from its prior goal of between $1.8 billion and $2 billion through intensified focus on efficiency throughout the supply chain and in back office operations.

•	The announced closure of Goodyear’s tire manufacturing plant in Somerton, Australia, which completes the company’s targeted reduction of approximately 25 million units of high-cost capacity as part of its 4-point cost savings plan.

High-return growth opportunities to be discussed include:

•	Investment of up to $500 million to increase Goodyear’s presence in China through a relocation and expansion of its manufacturing plant in Dalian to facilitate increased production of high-value-added consumer and commercial tires for the Asia-Pacific region.

•	Investments of $500 million to $700 million over five years to modernize four U.S. manufacturing plants to increase high-value-added tire production and improve cost efficiency.

•	Investments of up to $600 million to expand production in Brazil and Chile.

•	Investments of approximately $500 million to modernize and expand production in Germany and Poland.

“Going forward, we anticipate capital investments totaling between $1 billion and $1.3 billion per year from 2008 to 2010,” Keegan said.

“Our plans, however, are flexible so that we can adjust both the pace and amount to reflect the macro-environment and market trends while maintaining positive cash flow. We will continue to be extremely analytic and hard-nosed with respect to the allocation of capital and are focused on return on invested capital as a key financial metric,” he added.

The company expects to increase high-value-added capacity by 50 percent from 2006 levels and to increase its low-cost capacity to 50 percent of its worldwide total by 2012.

Investors, media and other interested persons can access a live web cast of the 9 a.m. meeting on Goodyear’s investor relations web site: investor.goodyear.com. Presentation materials also will be posted to the web site. A replay will be available on the web site.

Goodyear is one of the world’s largest tire companies. Fortune magazine named Goodyear the World’s Most Admired Motor Vehicle Parts Company in its 2008 list of the World’s Most Admired Companies. The publication ranked Goodyear No. 1 in innovation, people management, use of assets and global orientation. The company is also listed on Forbes magazine’s list of the Most Trustworthy Companies in America and CRO magazine’s ranking of the 100 Best Corporate Citizens. Goodyear employs about 70,000 people and manufactures its products in more than 60 facilities in 25 countries around the world. For more information about Goodyear, go to www.goodyear.com/corporate.

Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; our ability to realize anticipated savings and operational benefits from our cost reduction initiatives or to implement successfully other strategic initiatives; whether or not the various contingencies and requirements are met for the establishment of a Voluntary Employees’ Beneficiary Association (VEBA) to provide healthcare benefits for current and future USW retirees; potential adverse consequences of litigation involving the company; pension plan funding obligations; as well as the effects of more general factors such as changes in general market or economic conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.